Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Terms No. 149
dated November 22, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – December 21, 2006

10% SPARQS due January 20, 2008
Mandatorily Exchangeable for Shares of Common Stock of
Circuit City Stores, Inc.
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
(“SPARQS®”)

Issue Price Stated Principal Amount Exchange Ratio Yield to Call Interest Rate Interest Payment Dates	: : : : : :	$9.73 per SPARQS $9.73 per SPARQS 0.5 shares of Circuit City Stores, Inc.common stock per SPARQS 22% 10% per annum April 20, 2007, July 20, 2007, October 20, 2007 and January 20, 2008

Aggregate Principal Amount Pricing Date Original Issue Date (Settlement Date) Listing Exchange Symbol CUSIP Agent	: : : : : : :	$18,000,003.77 December 21, 2006 December 29, 2006 AMEX CKK 61750V204 Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Preliminary Terms No. 149 dated November 22, 2006
Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006